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FOR RELEASE

Polymer Group Announces Definitive Agreement

to Acquire Providência

Nonwovens Leader to Acquire Latin American Manufacturer of Nonwovens

for Hygiene, Healthcare and Industrial Applications

CHARLOTTE, N.C. – Jan. 27, 2014 – Polymer Group, Inc. (PGI) today announced that it has signed a definitive agreement to acquire a controlling interest in Companhia Providência Indústria e Comércio [Bovespa: PRVI3] (“Providência”), a Brazilian manufacturer of nonwovens used in hygiene, healthcare and industrial applications. This acquisition further accelerates PGI’s global growth strategy by extending its presence into Brazil, an attractive and high-growth region, and enhancing its capabilities in North America. Completion of the acquisition is subject to customary closing conditions, including approval of the acquisition by antitrust authorities.

PGI is the world leader in nonwovens manufacturing, with operations in 13 countries across North America, South America, Europe and the Asia-Pacific region. Once completed, the acquisition of Providência will enable the company to serve a more diverse range of customers in Latin America with its innovative products and world-class service.

“The acquisition of Providência is exciting for PGI, as it aligns directly with our strategic commitment to global growth,” said J. Joel Hackney Jr., Chief Executive Officer for PGI. “Providência has built a vibrant business serving customers focused on hygiene, healthcare and industrial applications, all of which are core focus areas for PGI. The complementary nature of our businesses and Providência’s established relationships with its customers make it a perfect fit to join the PGI family.”

With the acquisition, PGI will welcome Hermínio Vicente Smania de Freitas, Chief Executive Officer at Providência, as he joins the PGI lead team and continues to serve as CEO of Providência.

“At Providência, we are proud of our history in nonwovens manufacturing and the strong business we have built,” said Hermínio Vicente Smania de Freitas. “We look forward to this next chapter in our business, as we work with PGI’s leadership to serve customers throughout Latin America with unmatched service, quality and innovation.”

Click here to learn more about PGI’s innovative products and technologies.

About PGI

PGI is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world’s leading producers of nonwovens. With operations in 13 countries, an employee base of approximately 4,000 employees and the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. PGI’s manufacturing facilities are strategically located near many key customers, working closely with them to provide engineered solutions to meet increasing demand for more sophisticated products.

About Providência

Founded in 1963, Providência is a leader in the manufacture and sales of nonwovens in Brazil with a presence in the Americas and operating globally. The company’s innovative technologies for nonwovens manufacturing serve a broad range of customers, particularly in the hygiene, healthcare and industrial sectors.

Media Contact:

Mark Van Hook

Capstrat for PGI

P: 919.745.3689

E: mvanhook@capstrat.com

Financial Contact:

Dennis Norman

Executive Vice President & Chief Financial Officer

Polymer Group, Inc.

P: 704.697.5186

E: normand@pginw.com